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Exhibit 10.61

SETTLEMENT AGREEMENT AND RELEASE

        This Settlement Agreement and Release ("Agreement") is effective as of November 15, 2002 (the "Effective Date") among Spectrian Corporation ("Spectrian"), Cree, Inc., and Cree Microwave, Inc., a wholly owned subsidiary of Cree, Inc. that was formerly known as UltraRF, Inc. and, prior to that, as Zoltar Acquisition, Inc. (Cree, Inc. and Cree Microwave, Inc. shall be collectively referred to herein as "Cree." Spectrian and Cree shall be referred to collectively herein as the "Parties.")

        WHEREAS, the Parties entered into an Asset Purchase Agreement dated November 20, 2000 (the "Asset Purchase Agreement"); and

        WHEREAS, Spectrian and Cree Microwave, Inc. entered into a Purchase and Supply Agreement dated December 29, 2000, and subsequently entered into Amendments to the Purchase and Supply Agreement dated October 19, 2001 and March 31, 2002 (collectively, the "Purchase and Supply Agreement"); and

        WHEREAS, in a letter dated September 25, 2002, Cree gave Spectrian formal notice of alleged claims against Spectrian under the Purchase and Supply Agreement and its intent to arbitrate such claims if they were not otherwise resolved; and

        WHEREAS, in a letter dated September 30, 2002, Spectrian responded to Cree's September 25 letter and informed Cree of alleged claims against Cree under the Purchase and Supply Agreement; and

        WHEREAS, the Parties desire to settle certain claims relating to the Asset Purchase Agreement and the Purchase and Supply Agreement pursuant to the terms and conditions set forth herein below;

        IT IS HEREBY AGREED by and among the Parties, in consideration of the mutual covenants and undertakings set forth in this Agreement, as follows:

        1.    Spectrian shall pay to Cree Microwave, Inc. a total of $5,000,000 (five million dollars) (the "Settlement Payment") in cash. The Settlement Payment shall be paid by wire transfer, to an account designated by Cree Microwave, Inc., within five days of the Effective Date.

        2.    Provided that the Settlement Payment is paid to Cree Microwave, Inc. within five days of the Effective Date, then as of the Effective Date, Cree and Spectrian, along with their respective affiliates, subsidiaries, attorneys, insurers, reinsurers, predecessors, successors, directors, officers, parents, subsidiaries, employees and assigns, release and forever discharge each other and their respective affiliates, subsidiaries, attorneys, insurers, reinsurers, predecessors, successors, directors, officers, parents, subsidiaries, employees and assigns, from all claims arising from or in any way relating to the Purchase and Supply Agreement, except as set forth in Paragraph 3 herein. For purposes of clarity, and without limiting the foregoing in any way, the Parties acknowledge that the release set forth in this Paragraph 2 includes but is not limited to: (i) all claims referenced in Cree's letter to Spectrian dated September 25, 2002 indicating its intent to arbitrate; (ii) all claims referenced in Spectrian's letter to Cree dated September 30, 2002 responding to Cree's September 25 letter; (iii) the remaining Minimum Commitment for the periods after September 30, 2002 of approximately $11.3 million; (iv) any and all Minimum Commitments not already purchased for all periods prior to September 30, 2002; and (v) any previously existing obligation on the part of Spectrian under the Purchase and Supply Agreement to use, purchase, or qualify any Cree Microwave or UltraRF products, including but not limited to LDMOS 8, LDMOS 8.5 30-watt or 125-watt parts.

        3.    The Parties agree that the Purchase and Supply Agreement shall be terminated as of the Effective Date, provided that the Settlement Payment is paid to Cree Microwave, Inc. within five days of the Effective Date. Article V (including the warranties set forth in Schedules 5.1 and 5.2), Article VI, and Article VII of the Purchase and Supply Agreement shall survive termination. Notwithstanding anything else in this Agreement, any claims arising from or relating to Articles V and

VII of the Purchase and Supply Agreement shall be preserved, and are not waived or released. Any purchase of products by Spectrian from Cree Microwave, Inc. after termination of the Purchase and Supply Agreement shall instead be governed by the terms set forth in the Volume Purchase Agreement executed concurrently herewith, so long as the Volume Purchase Agreement remains in effect, unless otherwise mutually agreed in writing by the Parties.

        4.    In consideration of and subject to its receipt of the Settlement Payment, and as of the Effective Date, Cree and its affiliates, subsidiaries, attorneys, insurers, reinsurers, predecessors, successors, directors, officers, parents, subsidiaries, employees and assigns release and forever discharge Spectrian and its affiliates, subsidiaries, attorneys, insurers, reinsurers, predecessors, successors, directors, officers, parents, subsidiaries, employees and assigns from all claims arising from or relating to the representations and warranties made by Spectrian in the Asset Purchase Agreement, with the exception of the representations and warranties set forth in Sections 5.18 and 5.20 thereof. Any claims arising from the representations and warranties set forth in Sections 5.18 and 5.20 of the Asset Purchase Agreement shall survive this Agreement and are not released. Cree acknowledges and agrees that, as of the Effective Date, it is not aware of any breaches of the representations and warranties made by Spectrian in Sections 5.18 and 5.20 of the Asset Purchase Agreement.

        5.    Spectrian acknowledges that Cree's LDMOS 8 family of products has successfully passed Cree's internal process and reliability qualification tests and the Parties will include such acknowledgment in a mutually acceptable form in the press release contemplated by Paragraph 20.

        6.    The Parties expressly waive and relinquish any and all rights and benefits they now have or may have in the future under the terms of Section 1542 of the Civil Code of the State of California, which section reads in full as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." The Parties being aware of said Code Section, hereby expressly, knowingly and intentionally waive any rights they may have thereunder, as well as any other statute or common law of similar effect. The Parties and each of them understand and acknowledge the significance of this specific waiver of California Civil Code Section 1542, and thereby assume full responsibility for any damages or losses that they have incurred or hereafter incur in connection with the facts and claims which are the subject of the releases as set forth in Paragraphs 2, 3, and 4 above.

        7.    Each Party understands that if the facts with respect to which this Agreement is executed are found hereafter to be other than or different from the facts now believed by them to be true, the Parties expressly accept and assume the risk of such possible differences in facts and agree that this Agreement shall be and remain effective notwithstanding such difference in facts.

        8.    Each Party denies any liability for all claims against it referenced in this Agreement and this compromise and settlement thereof shall never be treated as an admission of liability or responsibility for such claims at any time for any purpose.

        9.    Each party hereto declares that its decision in executing this Agreement is not predicated on, or influenced by, any declaration or representation of any other party hereto, but solely on the conditions, covenants, and agreements contained or referred to in this Agreement.

        10.  The undersigned Parties each warrant and represent that it has the right and authority to execute this Agreement as to the claims, demands, obligations, or causes of action referred to in its release set forth in this Agreement; and that it has not sold, assigned, transferred, conveyed, or otherwise disposed of any of such claims, demands, obligations or causes of action and will not do so concurrently with the execution of this agreement or after its execution. It is agreed and acknowledged among the Parties that Spectrian's execution on May 19, 2002 of an Agreement and Plan of Merger and Reorganization with REMEC, Inc., a California corporation, and Reef Acquisition Corp., a Delaware corporation, and its execution on October 29, 2002 of an amendment and restatement thereof, shall not be deemed contrary to Spectrian's representations and warranties in this Paragraph 10.

        11.  This Agreement shall inure to the benefit not only of the Parties, but also to each and every one of their respective agents, representatives, employees, attorneys and insurers, whether primary or excess, and also to the respective assigns and successors in interest of each Party.

        12.  This Agreement contains the entire agreement among the parties hereto relating to the subject matter within the scope of the release contained in this Agreement and is intended by the parties hereto to be the final and exclusive statement thereof. This Agreement shall not be construed as conferring on any party hereto, by implication, estoppel, or otherwise, any rights except the rights expressly granted herein. All prior or contemporaneous agreements, written or oral, among the parties hereto regarding the subject matter within the scope of the release contained in this Agreement are superseded by this Agreement, except for the Volume Purchase Agreement referenced above. This Agreement may not be modified except by written document signed by an authorized representative of each party hereto.

        13.  It is expressly understood and agreed that no promises or representations relating to the subject matter within the scope of the release contained in this Agreement shall be binding on any Party except as expressly provided herein.

        14.  All controversies, disputes or claims arising among the parties in connection with, or with respect to, any provision of this Agreement shall be submitted for arbitration in accordance with the rules of the American Arbitration Association or any successor thereof. Arbitration shall take place in Sunnyvale, California. Cree, on the one hand, and Spectrian, on the other hand, each shall select one independent arbitrator (who shall not be counsel for such party), and the two so designated shall select a third independent arbitrator. If either party shall fail to designate an arbitrator within seven calendar days after arbitration is commenced by filing a demand with the American Arbitration Association, or if the two arbitrators shall fail to select a third arbitrator within 14 calendar days after arbitration is commenced by filing a demand with the American Arbitration Association, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. Judgment upon any award of the majority of arbitrators shall be binding and may be entered in any court of competent jurisdiction. Subject to the provisions of this Agreement, the award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief. Nothing herein contained shall bar the right of any of the parties to seek temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause imminent loss or damage before relief can be obtained through the arbitration process.

        15.  No term of this Agreement shall be considered waived and no breach excused by any party hereto unless waived or excused in writing. No waiver or excuse of a breach by any party hereto, express or implied, shall constitute a waiver or excuse of any subsequent breach.

        16.  This Agreement shall be interpreted, enforced, and governed by and under the laws of the State of California, notwithstanding its choice of law rules.

        17.  The parties hereto acknowledge and agree that this Agreement may be executed in one or more counterparts, and that all such counterparts shall constitute one and the same Agreement. This Agreement may be executed by exchange of facsimile signatures to be followed with the originals being signed and exchanged by regular mail or courier, which facsimile signatures the parties hereto agree shall be deemed for all purposes as originals.

        18.  If any provision of this Agreement, or any portion thereof, is held invalid, illegal or unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intention of the parties hereto, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

        19.  The parties hereto agree to act in good faith in carrying out all of the terms of this Agreement.

        20.  The Parties agree to cooperate in the preparation of mutually acceptable press releases announcing the execution of this Agreement but shall otherwise make no public announcement or disclosure of the execution or terms of this Agreement without the written consent of the other Parties, except that a Party may, upon notice to the others Parties, make such public disclosures regarding this Agreement as, in the opinion of counsel for such Party, are required by applicable securities laws.

(Signature page to Settlement Agreement and Release)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Spectrian Corporation		Cree, Inc.
By:	/s/ MICHAEL D. ANGEL Michael D. Angel Executive Vice President, Finance and Administration, and Chief Financial Officer	By:	/s/ M. TODD TUCKER M. Todd Tucker Executive Vice President, Operations
Date: November 15, 2002		Date: November 15, 2002
Cree Microwave, Inc.
		By:	/s/ M. TODD TUCKER M. Todd Tucker President
Date: November 15, 2002

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  Exhibit 10.61
SETTLEMENT AGREEMENT AND RELEASE